Exhibit 10.68

FIRST AMENDMENT

TO THE

ALLIANCE GP, LLC

DIRECTORS ANNUAL RETAINER AND

DEFERRED COMPENSATION PLAN

WHEREAS, Section 5.4 of the Alliance GP, LLC Directors Annual Retainer and Deferred Compensation Plan (the “Plan”) provides that it may be amended by the Board of Directors of Alliance GP, LLC; and

WHEREAS, the Board of Directors desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 1 is amended by adding thereto a new definition paragraph, to read as follows:

“Designated Payment Date” means, with respect to Annual Retainer deferred with respect to any calendar year beginning after December 31, 2007, the date specified in the Director’s deferral election for such year on which his or her Account established with respect to the deferrals for such year are to be paid (separate Accounts or subaccounts shall be maintained for deferrals for calendar years that are to be paid on different Designated Payment Dates). If the Director does not specify a Designated Payment Date in his or her deferral election, the Designated Payment Date for such deferrals shall be the Director’s date of Termination.

2. Section 4.2 is amended to read as follows:

4.2 Elective Deferrals. Before each year that begins after 2006 (with respect to an individual who first becomes a Director during a year that begins after 2006, before the date on which he first becomes a Director), a Director may elect to have the payment of all or a designated portion of his or her Annual Retainer for that year (or remaining part, as the case may be) deferred in Phantom Units until his or her Termination or, for years beginning after 2007, until the Designated Payment Date. The election shall be irrevocable for such year and shall be made on a form approved by the Committee. The deferrals shall be taken ratably from each quarterly payment of his Annual Retainer made that year.

3. Section 4.5 is amended to read as follows:

4.5 Payment of Accounts. Upon the earlier of a Director’s Termination or Designated Payment Date, the Company shall pay to such Director (or to his or her Beneficiary in case of the Director’s death) an amount of cash equal to the Fair Market Value (on such Termination date or Designated

Payment Date) of the Phantom Units credited to his or her Account. Payment of Accounts shall be made on the first business day following the Director’s Termination or Designated Payment Date, but not later than the end of the calendar year in which the Director’s Termination or Designated Payment Date occurs or, if later, the l5th day of the third month following such Termination or Designated Payment Date.

EXECUTED and EFFECTIVE this 6th of December 2007.

ALLIANCE GP, LLC

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

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